Exhibit 10.07
AMENDED AND RESTATED NON-COMPETE AND NON-SOLICITATION AGREEMENT
     This Amended and Restated Non-compete and Non-soliciation Agreement (this “Agreement”) is entered into as of September 10, 2009 by and between Shanda Interactive Entertainment Limited, a company limited by shares organized and validly existing under the laws of the Cayman Islands (“Shanda”), and Shanda Games Limited, a company limited by shares organized and validly existing under the laws of the Cayman Islands and a wholly-owned Subsidiary of Shanda (“SDG”).
W I T N E S S E T H
     WHEREAS, Shanda and SDG entered into a Master Separation Agreement dated as of July 1, 2008 (the “Separation Agreement”) providing for the contribution by Shanda of certain of its assets to SDG and related matters;
     WHEREAS, in connection with the transactions contemplated by the Separation Agreement, Shanda and SDG entered into a Non-Compete and Non-Solicitation Agreement dated as of July 1, 2008, as amended as of May 29, 2009 (the “Existing Agreement”); and
     WHEREAS, Shanda and SDG intend to amend and restate the Existing Agreement in its entirely to read in full as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shanda and SDG, for themselves, their successors and permitted assigns, hereby agree as follows:
     Section 1. Definitions. Each capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Separation Agreement.
     (a) "Games Business” means the sourcing, development, operation and licensing of Games, and related Intellectual Property Rights and activities incidental to the foregoing.
     (b) "Games” means (i) massively multi-player online role-playing games and (ii) advanced casual online games, in each case accessed by end users through PC client and/or browser client, and in each case not including any online chess and board game community, online music community, online e-sports game community and other virtual community, including virtual community that contains certain online game style elements but such elements do not constitute the core business model of such community.

     Section 2. Non-compete by Shanda. From and after the Separation Date until the fifth anniversary of the Separation Date (the “Non-Competition Period”), Shanda shall not, and shall cause each other member of the Shanda Group not to, directly or indirectly, as a principal or for its own account or jointly with others, or as a shareholder or equity owner in any Person (other than members of the SDG Group), engage in the Games Business anywhere in the world. For the avoidance of doubt, neither (i) operation of any PC game network platform or online service platform, including but not limited to providing sales, distribution, billing, payment and/or customer relationship management services to providers of Games Business nor (ii) acquisition of any equity interests in any diversified company having not more than 25% of its gross revenues (based on its latest annual audited financial statements) attributable to the Games Business will be considered engaging in the Games Business for the purposes of this Agreement.
     Section 3. Acquisition of Additional Games Interests. (a) If any member of the Shanda Group receives a proposal offering any member of the Shanda Group an opportunity (each an “Investment Opportunity”) to acquire or invest in any Third Party engaging in the Games Business other than any acquisition or investment permitted by Section 2, Shanda shall use its reasonable best efforts to provide the SDG Group with the initial opportunity to pursue such Investment Opportunity. If the SDG Group declines to pursue such Investment Opportunity, Shanda shall have the opportunity to pursue such Investment Opportunity, provided that Shanda’s equity interest in such Third Party shall not exceed 50%.
     (b) If Shanda or any other member of the Shanda Group (the “Seller”), after having complied with Section 3(a) and invested in any Third Party engaging in the Games Business (the “Acquired Games Interests”), intends to transfer, sell or otherwise dispose of a portion or all of such Acquired Games Interests (the “Offered Interests”) to any Third Party, Shanda shall promptly deliver a written notice (the “Offer Notice”) to SDG that the Seller desires to dispose of such Offered Interests and that sets forth the detailed information of such Offered Interests, the price that such member proposes to be paid for such Offered Interests (the “Offer Price”), and any other material terms sought by such member. The giving of an Offer Notice to SDG shall constitute an offer (the “Offer”) by such Seller to sell the Offered Interests to SDG or any other member(s) of SDG designated by SDG for at the Offer Price and on the other terms set forth in the Offer Notice. SDG shall have a 30-day period (the “Offer Period”) in which to accept, or cause any such designated member to accept, such Offer by giving a notice of acceptance to such Seller prior to the expiration of such Order Period. If SDG fails to notify the Seller prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer. If SDG declines (or is deemed to decline) such Offer, the Seller shall have the right to effect a disposition of the Offer Interests on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price.
     Section 4. Non-Solicitation by Shanda. From and after the Separation Date until the fifth anniversary of the Separation Date, Shanda shall not, and shall not permit any other member of the Shanda Group to:
     (a) solicit any customer, supplier or any other Third Party having any business relationship with any member of the SDG Group to cease doing business with or alter its business relationship with such member; or
     (b) induce any employee of any member of the SDG Group to terminate his or her employment with such member or to enter into any employment or other business relationship with a Person other than a member of the SDG Group; provided that this clause (b) shall not prevent any member of the Shanda Group from making generalized employment searches, by advertisements or by engaging firms to conduct searches which are not focused on employees of members of the SDG Group.
     Section 5. Extension of Non-compete. In the event that Shanda or any other member of the Shanda Group shall be in violation of the aforementioned restrictive covenants, then the time limitation of such restrictive covenants shall be extended for the period of time during which such breach or breaches have occurred and are continuing.
     Section 6. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provisions contained in this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. Without limiting the generality of the foregoing, if any provision contained in this Agreement shall be held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall be deemed narrowed to provide for the maximum enforceable geographic area, time period and the broadest term permitted by Applicable Law and shall be enforced as so narrowed.
     Section 7. Specific Performance. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages. Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that, in addition to any other remedy to which it may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.
     Section 8. Miscellaneous. The provisions of Article 9 of the Separation Agreement are hereby incorporated by reference into this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED
By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	CEO and Chairman of the Board of Directors

SHANDA GAMES LIMITED
By:	/s/ Qunzhao Tan
	Name:	Qunzhao Tan
	Title:	Chairman of the Board of Directors